Exhibit 99.1

21ST CENTURY ONCOLOGY ANNOUNCES LEADERSHIP TRANSITION

FORT MYERS, Fla., Mar. 1, 2017 — 21st Century Oncology Holdings, Inc., the largest global provider of integrated cancer care services, today announced that through close collaboration with its stakeholders it has made leadership changes to further efforts to solve short- and long-term liquidity challenges.

In early January, the Board of Directors engaged Alvarez and Marsal Healthcare Industry Group (“A&M”), a leading transformation consulting firm, to work with Company leadership to develop a path forward.

To further the work underway, William Spalding has made the decision to return to the Board of Directors and transition day to day leadership over to Paul Rundell, a Managing Director with A & M, who will serve as the Interim Chief Executive Officer effective immediately.   As part of the transition, LeAnne Stewart has stepped down as the Chief Financial Officer.  Doug Staut with A & M will serve as the Interim Chief Financial Officer.   The Board has expressed its gratitude to Mr. Spalding and Ms. Stewart for their commitment and dedication in getting the Company to this point. “21C's mission is and always has been to provide the highest level of patient care.  I look forward to working with our doctors and other stakeholders to fulfill that mission,” Mr. Rundell said.

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc. is the largest global provider of integrated cancer care services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. As of September 30, 2016, the Company operated 183 treatment centers, including 180 radiation centers located in 17 U.S. states and 36 centers located in seven countries in Latin America.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, state and federal investigations, claims and litigation matters, decreases in payments by managed care organizations and other commercial payers, liquidity, leverage ratios and compliance with other debt covenants and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.